Exhibit 10.3

FORM OF OPTION AGREEMENT

This OPTION AGREEMENT (“Agreement”) is made effective as of [__________], 20[__] (the “Effective Date”) by and among IPC Alternative Real Estate Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), [__________] DST, a Delaware statutory trust (the “Trust”), and the persons listed as Beneficial Owners on Schedule 1 to this Agreement (collectively, the “Beneficial Owners”).

RECITALS

A.
[__________], L.L.C., a Delaware limited liability company and an affiliate of IPC (the “Depositor”) and the Operating Partnership are affiliates.
B.
The general partner of the Operating Partnership is IPC Alternative Real Estate Income Trust, Inc., a Maryland corporation (“ALT REIT”).
C.
As of the Effective Date, the Depositor holds all of the beneficial ownership interests in the Trust (“Beneficial Interests”), which is the owner of the Trust Property (as defined in that certain trust agreement of the Trust (the “Trust Agreement”)) (the “Property”).
D.
The Trust is offering beneficial interests in the Trust (collectively, the “Beneficial Interests”) to “accredited investors” (as such term is defined under Regulation D of the Securities Act of 1933, as amended) in an offering (the “Offering”) made pursuant to that certain Program Summary dated as of [__________], 20[__] (as may be amended and supplemented from time to time, the “PS”) and the Confidential Private Placement Memorandum dated as of [__________], 20[__], as may be amended and supplemented from time to time, including any applicable Pricing Supplement (collectively, the “PPM”).
E.
Proceeds from the Offering will be used to redeem the Beneficial Interests held by the Depositor, and, at the conclusion of the Offering, one hundred percent (100%) of the Beneficial Interests will be held by the Beneficial Owners.
F.
In connection with the acquisition of their respective Beneficial Interests, the Beneficial Owners will enter into the Trust Agreement, which will govern the terms of the Trust and the rights and obligations of the Beneficial Owners with respect to the Trust and the Trust’s interest in the Property.
G.
The Trust, as landlord, will enter into a master lease agreement (as may be amended or restated, the “Master Lease”) for the entirety of the Property with [__________], L.L.C., a Delaware limited liability company, as master tenant.
H.
Pursuant to this Agreement, the Beneficial Owners hereby grant to the Operating Partnership the right, but not the obligation, exercisable in the Operating Partnership’s sole and absolute discretion, to purchase all of the Beneficial Owners’ Beneficial Interests pursuant to the terms of this Agreement, and each of the Beneficial Owners will own their Beneficial Interests subject to the FMV Option (as defined below) under this Agreement.

8145872.11

I.
In connection with the acquisition of their respective Beneficial Interests, each Beneficial Owner will enter into a subscription agreement (the “Subscription Agreement”) designating the class of OP Units (as defined below) that the Beneficial Owner will receive in the event that the Operating Partnership exercises the FMV Option.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.
Grant of Call Rights. The Beneficial Owners, on behalf of themselves and their successors and assigns, including, without limitation, persons or entities who become owners of a Beneficial Interest, hereby grant to the Operating Partnership the right, but not the obligation, exercisable in the Operating Partnership’s sole and absolute discretion, to purchase all, but not less than all, of the Beneficial Owners’ Beneficial Interests pursuant to the terms of this Agreement (the “FMV Option”). Upon the exercise of the FMV Option, any Beneficial Owner holding a Beneficial Interest will have the obligation to sell such Beneficial Interest to the Operating Partnership subject to the terms and conditions set forth in this Agreement. The Operating Partnership, in its sole and absolute discretion, may assign its rights under this Agreement to any wholly-owned subsidiary or successor entity of the Operating Partnership, so long as it is in exchange for OP Units and not subsidiary units, or any party acquiring, or the successor to, a significant portion of the Operating Partnership’s assets. The Operating Partnership, in its sole and absolute discretion, shall reasonably determine what portion of the Operating Partnership’s assets constitutes a “significant portion” for purposes of the preceding sentence. The grant of call rights under this Section 1 shall survive the conversion of the Trust into a Delaware limited liability company, shall survive the exchange of Beneficial Interests for limited liability company interests, each pursuant to Section 9.03 of the Trust Agreement, and shall apply to the membership interest of the “springing limited liability company.”
2.
Exercise. The Operating Partnership may exercise the FMV Option:
2.1.
during the three-month period that begins on the 24-month anniversary of the final closing of the sale of Beneficial Interests pursuant to the Offering, or other earlier termination of the Offering (the “Offering Termination Date”), which Offering Termination Date will be communicated to the Operating Partnership by the signatory trustee of the Trust (the “Trustee”);
2.2.
during the three-month period that begins on the 36-month anniversary the Offering Termination Date; and
2.3.
during the three-month period that begins on the 48-month anniversary of the Offering Termination Date (each such period, the “Option Exercise Period”).

The Operating Partnership will exercise its FMV Option by delivering a written notice (“Notice of FMV Option Exercise”) to each Beneficial Owner (such date of delivery, the “FMV Exercise Date”). The Trustee shall cooperate fully, or cause the Trust to cooperate fully, with the Operating Partnership in facilitating the delivery and return of the Notice of FMV Option Exercise.

The Trust agrees not to sell the Property to any third party, or accept any third-party offer to purchase the Property, until all Option Exercise Periods have closed.

3.
Purchase Price.
3.1.
Subject to Section 4.6, the purchase price (the “Purchase Price”) for the Beneficial Interests, in the aggregate, will be calculated as follows:
3.1.1.
the Real Estate FMV determined pursuant to Section 5 plus any funds remaining in the Trust’s reserve account as of the FMV Exercise Date, reduced by
3.1.2.
any remaining principal on any loan secured by a blanket lien on the Property and any accrued but unpaid expenses or other liabilities encumbering the Property as of the FMV Exercise Date, which in each case will be assumed, taken subject to, or paid off by the Operating Partnership.
3.2.
The Purchase Price for each Beneficial Owner’s Beneficial Interest (for each Beneficial Owner, the “Pro Rata Interest Price”) will be calculated on an individual basis by multiplying (i) such Beneficial Owner’s relative percentage ownership interest in the Trust by (ii) the Purchase Price determined by Section 3.1.
4.
Form of Payment. The Operating Partnership will pay the Pro Rata Interest Price for each Beneficial Owner’s Beneficial Interest by issuing to the Beneficial Owner limited partnership units in the Operating Partnership (“OP Units”) of the class that was designated at purchase of Beneficial Interest in the Subscription Agreement or, at the discretion of the Operating Partnership pursuant to the terms of Section 4.4, cash and, except as provided in Section 4.4, a Beneficial Owner shall have no right, and hereby waives any right it may otherwise possess, to receive payment in any other form.
4.1.
The number of OP Units a Beneficial Owner shall be entitled to receive shall be equal to:
4.1.1.
the Pro Rata Interest Price payable to such Beneficial Owner determined under Section 3, divided by
4.1.2.
the most recently disclosed NAV for the applicable class of OP Units at the Option Closing Date.

The “NAV” means the most recently disclosed net asset value, as determined in accordance with valuation procedures approved by ALT REIT’s board of directors, which net asset value is expected to be determined on a monthly basis.

4.2.
Each Beneficial Owner hereby acknowledges and agrees that in the event Beneficial Owner receives OP Units as provided for herein, upon the redemption of such OP Units for shares of ALT REIT common stock or cash pursuant to the terms of the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of June 27, 2024 (as the same may be amended, modified or supplemented, the

“Partnership Agreement”), a redemption fee (the “Redemption Fee”) of up to 1.0% of the shares or cash will be deducted from the shares or cash such Beneficial Owner would receive and such Redemption Fee will be paid to IPC Alternative Real Estate Advisor, LLC (“Advisor”), all as more particularly set forth in the PS and PPM.
4.3.
In the event OP Units are acquired (for cash or securities), transferred, merged, converted, tendered, or disposed of in any other similar transaction (each a “Unit Transaction”), then, unless Advisor otherwise agrees in its reasonable discretion (which may include requiring that any applicable counterparty execute an agreement agreeing to continue to collect and remit such Redemption Fee following the Unit Transaction), the Operating Partnership will be obligated to collect the Redemption Fee in connection with the closing of such Unit Transaction and remit the same to Advisor.
4.4.
Notwithstanding any other provision of this Section 4, the Operating Partnership may elect, in its sole and absolute discretion, to pay for a Beneficial Owner’s Beneficial Interest in cash instead of OP Units if (each, a “Disqualifying Act”):
4.4.1.
the Beneficial Owner or its direct or indirect owner is indicted or convicted of fraud or embezzlement or enters a guilty plea or a plea of nolo contendere with respect to any charge of fraud or embezzlement;
4.4.2.
the Beneficial Owner or its direct or indirect owner is indicted or convicted of a felony or any crime involving moral turpitude;
4.4.3.
the Beneficial Owner or its direct or indirect owner becomes bankrupt;
4.4.4.
the Operating Partnership determines that participation in the Operating Partnership or ALT REIT is likely to result in a violation of law or the rules or regulations of any governmental agency or other authority having jurisdiction over such Beneficial Owner, the Operating Partnership or ALT REIT, or will otherwise have a material adverse effect on the Operating Partnership or ALT REIT;
4.4.5.
the direct or indirect owner of the Beneficial Owner dies’ or
4.4.6.
the Beneficial Owner ceases to qualify (whether by reason of its own change in status or a change in the status of its direct or indirect owner(s)) as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
4.5.
For purposes of Section 4.4, a Beneficial Owner or its direct or indirect owner shall be considered “bankrupt” if such Beneficial Owner or its direct or indirect owner:
4.5.1.
is unable to pay its debts as they come due, including any debt associated with its Beneficial Interest;

4.5.2.
admits in writing to its inability to pay debts as they come due, including any debt associated with its Beneficial Interest;
4.5.3.
makes a general assignment for the benefit of creditors;
4.5.4.
files any petition or answer seeking to adjudicate it bankrupt or insolvent;
4.5.5.
seeks liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its debts;
4.5.6.
seeks, consents to or acquiesces in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official or for any substantial part of its property;
4.5.7.
is the subject of the entry of an order for relief or approval of a petition for relief or reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition that is not dismissed within ninety (90) days; or
4.5.8.
is the subject of the entry of an order appointing a trustee, custodian, receiver or liquidator with respect to all or any substantial portion of its property, which order is not dismissed within sixty (60) days.
4.6.
If the Operating Partnership elects to acquire a Beneficial Owner’s Beneficial Interest for cash under Section 4.4 due to the occurrence of a Disqualifying Act involving such Beneficial Owner, the Purchase Price received by such Beneficial Owner will equal:
4.6.1.
the Beneficial Owner’s pro rata portion of the then Real Estate FMV determined under Section 5 plus any funds remaining in the Trust’s reserve account as of the FMV Exercise Date, reduced by
4.6.2.
a pro rata portion of any loan served by a blanket lien on the Property and any accrued but unpaid expenses or other liabilities encumbering the Beneficial Owner’s Beneficial Interest, which in each case will be assumed, taken subject to or paid off by the Operating Partnership; and
4.6.3.
the actual, reasonable and customary expenses associated with a cash sale of the Beneficial Interest (these expenses in this Section 4.6.3 in the aggregate not to exceed four percent (4%) of the gross fair market value of such Beneficial Owner’s Beneficial Interest).
4.7.
An election by the Operating Partnership to purchase a Beneficial Owner’s Beneficial Interest in exchange for cash under the circumstances under Section 4.4 shall not give any other Beneficial Owner the right to insist on payment for such other Beneficial Owner’s Beneficial Interest in any form other than OP Units.

5.
Determination of Real Estate FMV.
5.1.
Calculation of Real Estate FMV. For purposes of calculating the Purchase Price of the Beneficial Interests, the then-fair market value of the Property (the “Real Estate FVM”) shall be determined by an independent third-party appraiser selected by the Operating Partnership (and obtained within six months of the FMV Exercise Date) and reviewed by SitusAMC Real Estate Valuation Services, LLC (or replacement independent valuation advisor selected by the Company’s board of directors); provided, that, for purposes of this Agreement, including but not limited to this Section 5, the Real Estate FMV shall not account for the fact that the Property is subject to the Master Lease and shall not take into consideration any discounts for lack of liquidity or minority interests. The Real Estate FMV shall be specified in the Notice of FMV Option Exercise.
5.2.
Trustee Valuation Process. The Trustee will have the right to hire its own independent appraiser to prepare a separate valuation (the “Trustee Valuation”), provided, however that any Trustee Valuation must be prepared and circulated to the Operating Partnership not later than thirty (30) days after the issuance of the Notice of FMV Option Exercise. If the fair market value for the Beneficial Interests reflected in the Trustee Valuation is greater than the fair market value for the Beneficial Interests reflected in the appraisal for the Operating Partnership, and the difference between the two appraisals is 5% or more of the fair market value for the Beneficial Interests reflected in the Operating Partnership’s valuation, then the Real Estate FMV will be the average of the two appraisals. In all other circumstances, the Real Estate FMV will be as specified in the Notice of FMV Option Exercise.
6.
Transfer and Delivery. The transfer of Beneficial Interests to the Operating Partnership pursuant to this Agreement will be accomplished in accordance with the following provisions:
6.1.
Delivery of Documents. Unless an earlier date is specified, on the Option Closing Date:
6.1.1.
Each Beneficial Owner transferring its Beneficial Interest shall convey good and marketable title to its Beneficial Interest and shall convey without covenants against such Beneficial Owner’s acts all of its right, title and interest in the Trust to the Operating Partnership, free and clear of any liens or claims on the Beneficial Interests.
6.1.2.
Each Beneficial Owner transferring its Beneficial Interest and the Operating Partnership shall each deliver to the other copies of duly executed and acknowledged real property transfer tax returns, if required.
6.1.3.
Each Beneficial Owner transferring its Beneficial Interest shall deliver to the Operating Partnership a “non-foreign affidavit” that contains such Beneficial Owner’s taxpayer identification number and meets the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.
6.1.4.
Each Beneficial Owner transferring its Beneficial Interest shall deliver to the Operating Partnership evidence reasonably satisfactory to the

Operating Partnership as to the due authorization, execution and delivery by such Beneficial Owner of all documents executed by it in connection with this Agreement.
6.1.5.
Each Beneficial Owner transferring its Beneficial Interest shall deliver to the Operating Partnership such Beneficial Owner’s adjusted income tax basis with respect to its Beneficial Interest, in a form reasonably acceptable to the Operating Partnership and at such time specified by the Operating Partnership.
6.1.6.
Each Beneficial Owner transferring its Beneficial Interest and the Operating Partnership agrees to execute promptly and deliver any additional customary and commercially reasonable documentation required to effectuate the transfer of such Beneficial Owner’s Beneficial Interest to the Operating Partnership pursuant to the terms of this Agreement.
6.1.7.
The Operating Partnership shall:
(1)
cause to be issued to each Beneficial Owner transferring its Beneficial Interest for OP Units the number of uncertificated OP Units in book-entry form to which such Beneficial Owner is entitled under Section 4.1; or
(2)
shall pay to each Beneficial Owner transferring its Beneficial Interest for cash, either cash or other immediately available funds in an amount to which such Beneficial Owner is entitled under Section 4.6.
6.1.8.
The Operating Partnership and each of the Beneficial Owners receiving OP Units shall cause to be executed and delivered, if required by the Partnership Agreement, an agreement evidencing the admission of such Beneficial Owner receiving OP Units as a limited partner in the Operating Partnership, pursuant to which each such Beneficial Owner agrees to be bound by and assume all of the obligations and to be entitled to the rights of a limited partner in the Operating Partnership.
6.1.9.
The Operating Partnership shall cause to be delivered to each Beneficial Owner acquiring OP Units pursuant to this Agreement, if required by the Partnership Agreement, an acknowledgment of the general partner of the Operating Partnership reflecting the admission of such Beneficial Owner as a limited partner in the Operating Partnership.
6.1.10.
The Beneficial Owners hereby appoints the Trustee as its true and lawful attorney-in-fact and in its name, place and stead, to make, execute, sign, acknowledge, swear to and publish any of the documents set forth in this Section 6.1.
6.2.
The Trust and the Operating Partnership will cooperate to ensure that as soon as practicable following the Option Closing Date, the Trust is converted to, or merged with, a newly formed Delaware limited liability company for purposes of owning the Property.
6.3.
Time and Place of Closing; Tender of Performance. The sale of the Beneficial Owners’ Beneficial Interests to the Operating Partnership and the payment of the Pro Rata to each Beneficial Owners shall occur on the Option Closing Date, and shall be held at a mutually agreeable location in Oak Brook, Illinois. The “Option Closing Date” shall be the date specified in the Notice of FMV Option Exercise, or, if later, the first business day more than thirty (30) days after the final determination of the fair market value of the Property by the third-party appraiser pursuant to Section 5; provided that the Operating Partnership may agree in writing with the Beneficial Owners to hold the closing on an earlier or later date.
6.4.
Settlement Costs. Each of the Beneficial Owners and the Operating Partnership shall each bear their own legal costs and expenses associated entering into this Agreement and with the delivery of documents pursuant to Section 6.1.
7.
Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be given with respect to this Agreement (collectively, “Notices”), must be in writing and may be served by (a) depositing the same with the United States Postal Service, addressed to the party to be notified, postage prepaid, registered or certified mail with return receipt requested, (b) delivering the same in person to such party via a hand delivery service, UPS or any other courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or (c) facsimile transmission with confirmation of receipt to the party sending same, if a copy is deposited with the United States Postal Service as provided in subpart (a) above. Any notice shall be conclusively be presumed to have been received by a party on the date the notice is shown as received on a registered or certified mail return receipt, UPS or courier return receipt or a fax confirmation of receipt. Notices shall be provided to the parties at the addresses specified below.

If to Operating Partnership: IPC Alternative Real Estate Operating Partnership, LP
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Keith Lampi
Facsimile: (630) 586-6131
Telephone: (630) 218-8000

With a copy to: DLA Piper LLP (US)

4141 Parklake Avenue Suite 300

Raleigh, North Carolina 27612

Attention: Christopher Stambaugh

Facsimile: (919) 786-2240
Telephone: (919) 786-2040

If to Trust: [__________] DST
2901 Butterfield Road
Oak Brook, Illinois 60523

Attention: Joseph Binder
Facsimile: (630) 586-6131
Telephone: (630) 218-8000

With a copy to: SEYFARTH SHAW LLP
233 S. Wacker Drive
Suite 8000
Chicago, Illinois 60606-6448
Attention: Steven Meier
Facsimile: (312) 460-7548
Telephone: (312) 460-5548

If to a Beneficial Owner: such Person’s address as specified in the most recent records of the Trust or the Operating Partnership

From time to time the parties may designate a new address for purposes of notice under this Agreement by notice to the others.

8.
Recordation. The Operating Partnership and the Beneficial Owners agree that this Agreement or a short-form memorandum of this Agreement may, in the sole discretion of the Trustee, be recorded in the real property records of the county in which the Property is located. This Agreement and the agreements of the Operating Partnership and the Beneficial Owners contained in this Agreement shall be covenants running with the land.
9.
Successors and Assigns. This Agreement will be binding upon, and will inure to the benefit of, the parties to this Agreement and their respective successors and assigns.
10.
Governing Law; Jurisdiction. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. THE OPERATING PARTNERSHIP AND EACH OF THE BENEFICIAL OWNERS CONSENTS TO THE JURISDICTION OF ANY COURT IN OAK BROOK, ILLINOIS, WITH SUBJECT MATTER JURISDICTION FOR ANY ACTION COMMENCED BY ANY BENEFICIAL OWNER ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT OR THE PROPERTY. THE OPERATING PARTNERSHIP AND EACH OF THE BENEFICIAL OWNERS WAIVES THE RIGHT TO COMMENCE AN ACTION IN CONNECTION WITH THIS AGREEMENT IN ANY COURT OUTSIDE OAK BROOK, ILLINOIS.
11.
Amendment. This Agreement may be amended only by a written agreement executed by the Trust and the Operating Partnership.
12.
Waiver; Ratification. No waiver by any party to this Agreement of any provision of this Agreement will be deemed to have been made unless expressed in writing and signed by such person. No delay or omission in the exercise of any right or remedy accruing to any party to this Agreement upon any breach under this Agreement will impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by any party to this Agreement of any breach of any term, covenant or condition in this Agreement contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition in this Agreement contained. No party to this Agreement will be deemed to have ratified or acquiesced to any act of any party in violation of this Agreement unless such ratification or acquiescence is in writing and signed by the party to be charged therewith.
13.
Attorneys’ Fees. In the event that any party to this Agreement brings or commences legal proceedings against any other party to this Agreement to enforce any of the terms of this Agreement, the prevailing party in such action will receive from the non-prevailing party actually incurred attorneys’ fees and costs incurred in connection with enforcing this Agreement.
14.
Headings. The article, section and paragraph headings in this Agreement are used only for convenience in finding the subject matters and are not part of this Agreement or to be used in determining the intent of the parties or otherwise in interpreting this Agreement.
15.
Multiple Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required.
16.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth in this Agreement.
17.
Severability/Legal Construction. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy (a) the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law and (b) in lieu of such invalid and unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.
18.
Enforcement of Agreement. Each of the parties agrees that in addition to any other remedy which may be available for breach of this Agreement, any party to this Agreement will be entitled to seek and obtain injunctive or other equitable relief to prevent a breach of this Agreement or any part of this Agreement and to secure its enforcement, and further agree that the provisions of this Agreement will be subject to specific performance.
19.
No Partnership. Neither anything in this Agreement nor any acts of the Operating Partnership, the Trust, or the Beneficial Owners performed pursuant to this Agreement will be deemed or construed to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between the Operating Partnership, the Trust, or the Beneficial Owners prior to the acquisition of OP Units by the Beneficial Owners pursuant to the terms of this Agreement.
20.
Incorporation of Recitals. The Recitals set forth on page one of this Agreement are hereby incorporated in this Agreement.

21.
Continuance. In the event of the conversion of the Trust into a Delaware limited liability company and shall survive the exchange of Beneficial Interests for limited partnership interests, each pursuant to Section 9.03 of the Trust Agreement, the termination of the Master Lease or the Trust Agreement shall not cause the termination of this Agreement, and this Agreement shall remain in full force and effect notwithstanding any such events.
22.
Further Assurances. Each of the parties to this Agreement agrees to execute such other and further documentation as may be reasonably required to effectuate the intents and purposes of this Agreement.
23.
Counterpart Signature Page. It is anticipated that the Beneficial Owners will acquire their Beneficial Interests in one or more closings that may occur on multiple dates. This Agreement shall be effective on the date first executed by the Depositor, the Trust, the Operating Partnership, and at least one Beneficial Owner. Each Beneficial Owner who acquires a Beneficial Interest shall execute a counterpart signature page to this Agreement on the date it acquires its Beneficial Interest, which together with this Agreement and all such other counterpart signature pages shall constitute a single agreement. The Trust is hereby authorized from time to time to attach any such counterpart signature pages to this Agreement and to amend Schedule 1 to reflect the issuance of additional Beneficial Interests and the addition of Beneficial Owners as parties to this Agreement.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date and year first above written.

IPC Alternative Real Estate Operating Partnership, LP, a Delaware limited partnership

By:

By: Keith D. Lampi

Title: Chief Executive Officer

[__________] DST,
a Delaware statutory trust

By: [__________], L.L.C.,

a Delaware limited liability company, its Signatory Trustee

By: Inland Private Capital Corporation, a Delaware corporation, its sole member

By:

By: Joseph E. Binder

Title: Executive Vice President

[Signature Page to Option Agreement]

[COUNTERPART SIGNATURE PAGE]

Beneficial Owner:

____________________________________
By:
Title:

[Signature Page to Option Agreement]

Schedule 1

[redacted]